SCHEDULE 14C INFORMATION
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the Securities Exchange Act of 1934

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ALR TECHNOLOGIES INC.
(Name of Registrant as Specified In Its Charter)

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ALR TECHNOLOGIES INC.
7400 Beaufont Springs Drive
Suite 300
Richmond, VA   23225
(804) 554-3500

INFORMATION STATEMENT

Introduction

This information statement is being mailed or otherwise furnished to stockholders of ALR TECHNOLOGIES INC., a Nevada corporation (the “Company” or “We”) in connection with the prior receipt by the Board of Directors of approval by written consent of the holders of a majority of our common stock of proposals to:

1.
Amend our Articles of Incorporation (“Articles of Incorporation”) to increase the number of authorized shares of common stock from three hundred fifty million (350,000,000) to five hundred million (500,000,000) shares, par value $0.001 per share.

2.
Amend our Articles of Incorporation to create a class of preferred stock, consisting of 500,000,000 shares, par value $0.001 per share, the rights, privileges, and preferences of which to be set by our Board of Directors without further shareholder approval.

This information statement is being first sent to stockholders on or about May ___, 2012.  We anticipate that the amendments to our articles of incorporation increasing the authorized share capital and creating a class of preferred shares will become effective on or about June ___, 2012, twenty-one (21) days after mailing.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Vote Required

The proposed amendments require the approval of a majority of the outstanding shares of common stock.  Each holder of common stock is entitled to one (1) vote for each share held.  The record date for the purpose of determining the number of shares outstanding and for determining stockholders entitled to vote, is the close of business on May 16, 2012 (the “Record Date”).  As of the record date, we had 213,977,909 shares of common stock issued and outstanding.  Holders of the shares have no preemptive rights.  All outstanding shares are fully paid and non-assessable.  The transfer agent for the common stock is Pacific Stock Transfer Company, 4045 South Spencer Street, Suite 403, Las Vegas, Nevada 89119.  Its telephone number is (702) 361-3033.

On May 17, 2012, shareholders holding a majority of the outstanding shares of our common stock executed a written consent approving the amendment to the articles of incorporation to: (1) increase the authorized shares of common stock to 500,000,000 shares; and, (2) create a class of 500,000,000 preferred shares, $0.001 par value per shares, the terms of which to be determined by the board of directors.

Meeting Not Required

Nevada Revised Statutes 78.320(2) provides that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by the stockholders holding at least a majority of the voting powe.

Furnishing Information

This information statement is being furnished to all holders of our common stock.  The Form 10-K for the year ending December 31, 2011 and all subsequent filings may be viewed on the Securities and Exchange Commission web site at www.sec.gov in the EDGAR Archives and are incorporated herein by reference.  We are presently current in the filing of all reports required to be filed with the Securities and Exchange Commission.

Dissenters Rights of Appraisal

There are no dissenter’s rights of appraisal applicable this action to amend the articles of incorporation and create a class of preferred stock.

Proposals by Security holders

No security holders entitled to vote has transmitted any proposals to be acted upon by you.

Security Ownership of Certain Beneficial Owner and Management

The following table sets forth, as of May 22, 2012, the beneficial shareholdings of persons or entities holding five percent or more of our common stock, each director individually, each named executive officer and all directors and officers as a group.  Each person has sole voting and investment power with respect to the shares of common stock shown, and all ownership is of record and beneficial.

	Direct Amount of			Percent
Name of Beneficial Owner	Beneficial Owner		Position	of Class
Sidney Chan	9,498,482	[1]	Chairman, Chief Executive Officer, Chief Financial Officer and a member of the Board of Directors	46.03%

Lawrence Weinstein	2,000,000		President, Chief Operating Officer and a member of the Board of Directors	0.93%

Dr. Jaroslav Tichy	6,202,249	[2]	Vice President of Technology and a member of the Board of Directors	2.90%

All Officers and Directors	106,700,731			49.86%
as a group (3 people)

[1]	14,845,000 shares are held in the name of Sidney Chan, 500,000 shares are held in the name of KRS Retraction Limited, and, 83,153,482 shares are owned by Christine Kan, Mr. Chan’s wife.

[2]	5,702,249 shares are held in the name of Dr. Jaroslav Tichy and 500,000 shares are held in the name of J. Tichy Holdings, Inc.

Mr. Chan and his wife hold 60,000,000 stock options, 40,000,000 of which are currently exercisable and 20,000,000 of which will become exercisable if the Company borrows $2,500,000. 9,171,513 have vested as of March 31, 2012 as a result of amounts borrowed.  If the options were to be exercised by Mr. Chan and his wife, they would own over 50% of our common shares.

There are no arrangements, known to us, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control.

PROPOSAL NO. 1
SHARE INCREASE AMENDMENT

The Board of Directors has approved, subject to stockholders’ approval, an amendment to our Articles of Incorporation to increase our authorized shares of common stock from 350,000,000 shares to 500,000,000 shares, par value $0.001.

The Board of Directors has determined that this amendment is advisable and in our best interests.

General

On April 10, 2012, our Board of Directors approved, declared it advisable and in our best interest and directed that there be submitted to the holders of a majority of our common stock for approval, the prospective amendment to our Articles of Incorporation to increase the number of authorized shares of Common Stock from three hundred fifty million (350,000,000) shares to five hundred million (500,000,000) shares, par value $0.001 per share.

Reasons for the Amendment

We are currently authorized to issue 350,000,000 shares of common stock. Currently, there are 213,977,909 shares of common stock outstanding. After the increase in the authorized number of shares of common stock, there will be available for issuance, 286,022,091 shares of our common stock. The par value of our common stock will remain $0.001 per share. The terms of the additional shares of common stock will be identical to those of the currently outstanding shares of common stock. The share increase amendment will not alter the current number of issued shares. The relative rights and limitations of the shares of common stock would remain unchanged.

The Board of Directors believes it is prudent to increase the authorized shares of common stock at this time since we are concurrently seeking shareholder approval to create a class of preferred stock. The amendment to increase the authorized shares of common stock at this time will alleviate the need to do it by a separate action sometime in the future.

More generally, the increase in the authorized number of shares of common stock will enable us to engage in (i) possible future financings and (ii) such other corporate purposes as the Board of Directors determines in its discretion. These corporate purposes may include future stock splits, stock dividends or other distributions, future financings, acquisitions and stock options and other equity benefits under our employee benefit plans. Currently we have no plans to issue additional shares of common stock other than upon the exercise of outstanding options.

Certain Effects of the Amendment

The increase in authorized shares of common stock is not being proposed as a means of preventing or dissuading a change in control or takeover of us. However, use of these shares for such a purpose is possible. Authorized but unissued or unreserved common stock and preferred stock, for example, could be issued in an effort to dilute the stock ownership and voting power of persons seeking to obtain control of us or could be issued to purchasers who would support the Board of Directors in opposing a takeover proposal. In addition, the increase in authorized shares of common stock, if approved, may have the effect of discouraging a challenge for control or make it less likely that such a challenge, if attempted, would be successful. The Board of Directors and our executive officers have no knowledge of any current effort to obtain control of us or to accumulate large amounts of shares of our Common Stock.

The holders of shares of our common stock are not entitled to preemptive rights with respect to the issuance of additional shares of common stock or securities convertible into or exercisable for shares of common stock. Accordingly, the issuance of additional shares of our common stock or such other securities might dilute the ownership and voting rights of stockholders.

The proposed amendment to the Articles of Incorporation does not change the terms of the common stock. The additional shares of common stock for which authorization is sought will have the same voting rights, the same rights to dividends and distributions and will be identical in all other respects to the common stock now authorized.

We could also use the additional shares of common stock for potential strategic transactions, including, among other things, acquisitions, spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments. We cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value or that they will not adversely affect our business or the trading price of the common stock. Any such transaction may require us to incur non-recurring or other charges and may pose significant integration challenges and/or management and business disruptions, any of which could materially and adversely affect our business and financial results.

PROPOSAL NO. 2
CREATION OF CLASS OF PREFERRED STOCK

The Board of Directors has approved, subject to stockholders’ approval, an amendment to our Articles of Incorporation to create a class of preferred stock, consisting of 500,000,000 shares, par value $0.001, the rights, privileges, and preferences to be set by the our Board of Directors without further shareholder approval.

The Board of Directors has determined that this amendment is advisable and in our best interests.

On April 10, 2012, our Board of Directors approved, declared it advisable and in our best interest and directed that a class of preferred stock be created, consisting of 500,000,000 shares, par value $0.001, the rights, privileges and preferences of which may be set by the Board of Directors without further shareholder approval.

Reasons for the Creation of Preferred Stock Amendment

Currently, we are not authorized to issue preferred stock, the Board of Directors believed it was prudent at this time to create a class of preferred stock which will be available for issuance in connection with possible future acquisitions, equity and equity-based financings, possible future awards under employee benefit plans, stock dividends, stock splits, and other corporate purposes.  Therefore, the Board of Directors approved the creation of a class of preferred stock as a means of providing us with the flexibility to act with respect to the issuance preferred stock in circumstances which they believe will advance our interests and its stockholders without the delay of seeking an amendment to our Articles of Incorporation at a later date.

If the Board of Directors elects to utilize preferred stock, it will approve a Certificate of Designation identifying the series (i.e. Series A, Series B., etc.) and setting forth the exact terms thereof.  The terms of any series of preferred stock could operate to the disadvantage of the outstanding common stock.  Such terms could include, among others, preferences as to dividends and distributions on liquidation.

The Board of Directors is considering, and will continue to consider, various financing options, including the issuance of common stock or securities convertible into common stock from time to time to raise additional capital necessary to support our future growth.  As a result of the creation of the class of preferred stock, the Board of Directors will have more flexibility to pursue opportunities to engage in possible future capital market transactions involving common stock or securities convertible into common stock, including, without limitation, public offerings or private placements of such common stock or securities convertible into common stock.  There are no specific financing transactions under consideration at this time.  We have no plans, agreements, or understandings with anyone to issue any shares of preferred stock at this time.

In addition, our growth strategy may include the pursuit of selective acquisitions to execute our business plan.  We could also use the newly created preferred stock for potential strategic transactions, including, among other things, acquisitions, spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments.  There are no specific acquisitions under consideration at this time.

Description of the Preferred Stock

The preferred stock may be divided into and issued in series.  Our Board of Directors will be authorized to divide the authorized shares of preferred stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes.  Our Board of Directors will be authorized, within any limitations prescribed by law to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including but not limited to the following:

(a)	The rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b)	Whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c)	The amount payable upon shares in the event of voluntary or involuntary liquidation;

(d)	Sinking fund or other provisions, if any, for the redemption or purchase of shares;

(e)	The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(f)
Voting powers, if any, provided that if any of the Preferred Stock or series thereof shall have voting rights, such preferred stock or series shall vote only on a share for share basis with the common stock on any matter, including but not limited to the election of directors, for which such preferred stock or series has such rights; and,

(g)
Subject to the foregoing, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as our Board of Directors may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

We will not declare, pay or set apart for payment any dividend or other distribution (unless payable solely in shares of common stock or other class of stock junior to the preferred stock as to dividends or upon liquidation) in respect of common stock, or other class of stock junior the preferred stock, nor shall it redeem, purchase or otherwise acquire for consideration shares of any of the foregoing, unless dividends, if any, payable to holders of preferred stock for the current period (and in the case of cumulative dividends, if any, payable to holder of preferred stock for the current period and in the case of cumulative dividends, if any, for all past periods) have been paid, are being paid or have been set aside for payments, in accordance with the terms of the preferred stock, as fixed by our Board of Directors.

In the event of our liquidation, holders of preferred stock will be entitled to received, before any payment or distribution on the common stock or any other class of stock junior to the preferred stock upon liquidation, a distribution per share in the amount of the liquidation preference, if any, fixed or determined in accordance with the terms of such preferred stock plus, if so provided in such terms, an amount per share equal to accumulated and unpaid dividends in respect of such preferred stock (whether or not earned or declared) to the date of such distribution.  Neither the sale, lease or exchange of all or substantially all of our property and assets, nor any consolidation or merger, shall be deemed to be a liquidation.

Additional Information

Ability of the Board to Issue Stock; Certain Issuances Requiring Shareholder Approval

Preferred stock may be issued in the future for any proper purpose from time to time upon authorization by the Board of Directors, without further approval by the stockholders unless required by applicable law, rule or regulation, including, without limitation, rules of any trading market that we may trade on at that time.  Shares of preferred stock may be issued for such consideration as the Board of Directors may determine and as may be permitted by applicable law.

Vote Obtained

The following individuals own the number of shares and percentages set forth opposite their names:

Sidney Chan	14,845,000	6.94%
Christine Kan	83,153,482	38.86%
Jaroslav Tichy	5,702,249	2.66%
Mercur IT Solutions Inc.	5,000,000	2.33%
Total	108,700,731	50.79%

On May 17, 2012, the foregoing persons or entities executed a written consent approving the amendment to the articles of incorporation to: (1) increase the authorized shares of common stock to 500,000,000 shares; and, (2) create a class of 500,000,000 preferred shares, $0.001 par value per shares, the terms of which to be determined by the board of directors.

Certain Matters Related to the Proposal

The amendments to the articles of incorporation will become effective upon filing with the Secretary of State of Nevada. It is anticipated that the foregoing will take place twenty-one (21) days after this information statement is mailed to the Company’s shareholders.

Interests of Certain Persons in Favor or Opposed to Increase the Authorized Shares of Common
Stock or to Creation of a class of Preferred Stock

No officer or director will receive any direct or indirect benefit from the increase in the number of authorized shares of common stock or the creation of the preferred shares.  No officer or director or any person has notified the Company that it intends to oppose the increase of the authorized shares of common stock or the creation of the class of preferred shares.

By Order of the Board of Directors

SIDNEY CHAN
Sidney Chan, Chairman of the Board of Directors